Exhibit 10.3

BEAM GLOBAL

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made effective as of March 22, 2023, (the “Effective Date”) by and between, Beam Global with principal place of business located at 5660 Eastgate Dr, San Diego, CA, 92121 (the “Client”) and 58 Concourse Partners LLC, 58 Concourse East, Brightwaters, NY, 11718 with its primary office located at the same location (the “Consultant”). The Client and the Consultant are also hereinafter referred to as the "Party" or "Parties".

WHEREAS, Client is a supplier of clean technology solutions and desires to engage Consultant to provide the Services (as defined below); and

WHEREAS, Consultant has relevant expertise, contacts and knowledge of Client’s current public markets position and is desirous of offering professional services in furtherance of Client’s goals upon the terms and conditions prescribed below;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.	TERM AND SCOPE:

1.1	This Agreement shall commence upon the Effective Date and shall remain in full force in effect for a first period, starting at signing and ending March 31st, 2028 (the “Initial Term”). Upon expiration of the Initial Term, and provided that this Agreement has not been terminated pursuant to Section 7 or otherwise, the Initial Term will be automatically extended by successive periods of one (1) calendar year each, unless during the Initial Term or a successive term either Party provides to the other party written notice of non-renewal no less than fifteen (15) calendar days prior to the expiration of the Initial Term or successive term, as the case may be. The Initial Term and any subsequent renewals shall collectively be referred to as the “Term”.

1.2	Subject to the terms and conditions of this Agreement, the Client hereby retains Consultant as a consultant to the Client to provide investor relation services to expand and improve Client’s position in the public capital markets (the “Services”) and Consultant agrees, subject to the terms and conditions of this Agreement, to render such Services during the Term of this Agreement. Such Services have the primary goal of identifying opportunities for the improvement of Client’s public markets positioning, investor relations, and general advisory services in furtherance of enhancing Client’s shareholder value. The Consultant will work for the Client under the general direction of Desmond Wheatley or such other individual(s) or department(s) as may be designated by the Client from time to time.

1.3	Consultant shall not approach, organizations or entities or otherwise perform Services under this Agreement without the prior written permission of the Client.

1.4	The Consultant shall provide all of its own equipment, tools, and office space necessary to perform the Services under this Agreement. Client may provide limited resources including business cards, a company email address, access to the company customer relationship management (CRM) system and marketing materials.

1.5	The Parties each individually represent and acknowledge that the performance of the Services under this Agreement does not conflict with any duties or obligations that such Party may have to any third party and does not violate any other agreement to which such Party is already a party. Each Party shall indemnify and hold harmless the other Party, its employees, directors, agents and assigns against any claims, liability, loss, cost, actions or demands (including without limitation reasonable attorney fees) arising out of or relating to any conflict or violation of any third-party agreement by such Party.

1.6	The Parties each individually represent and warrant that any and all information, code, programs, processes, practices or techniques which such Party will describe, demonstrate, divulge, use, or in any other manner make known to the other Party during the performance of Services (collectively, the "Property") may be divulged and freely used by such divulging Party, without any obligation to, or violation of, any right of others, and without violation of any law or payment of any royalty.

1.7	Throughout the Term of this Agreement, the Consultant and its directors, officers, representatives, agents and employees shall comply with all federal, state, local, foreign and/or international laws and regulations applicable to the Consultant ’s business, including but not limited to any state and federal security laws and regulations, and its performance of its obligations under this Agreement.

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2.	RELATIONSHIP OF THE PARTIES:

2.1	It is understood and agreed that Consultant will act under this Agreement as an independent contractor and that nothing in this Agreement or the nature of any services rendered in connection herewith shall be deemed to create an agency relationship between Consultant and the Client. Consultant has no authority to, and agrees not to, assume or create any obligation or liability, express or implied, on the Client’s behalf, or to bind the Client in any manner or to anything whatsoever. The Consultant represents and warrants that it will not make any warranties or representations regarding the Client or Client’s products or services except as expressly stated in this Agreement or as otherwise may be authorized in writing by Client from time to time.

2.2	Payments made to Consultant hereunder may be subject to applicable federal, state, and local tax withholding laws. The Client makes no representations regarding the tax implications of the compensation provided for in this Agreement. The Client advises Consultant to consult with a tax professional and/or its attorney regarding such implications and the Consultant’s responsibilities regarding fulfillment of its taxation obligations. Consultant specifically acknowledges and agrees that: (i) Consultant shall be liable for all taxes assessed by any federal, state, or local authorities with respect to the compensation provided herein; and (ii) that to the extent required by law the Client is authorized to withhold such taxes from compensation due Consultant hereunder.

3.	COMPENSATION, INVOICING AND PAYMENT:

3.1	In consideration for the Services to be provided by Consultant to Client, Client will issue Consultant a warrant to purchase up to 200,000 shares of Client’s common stock at an exercise price equal to $17.00 per share. Provided that the Consultant is not in breach of the terms and conditions of this Agreement, the warrants will be exercisable during the Initial Term provided that Consultant provided Services to the Client throughout the Term as required by this Agreement. The Warrant will have a term of five (5) years. In the event that this Agreement is terminated by the Company for breach pursuant to Section 7.1 or in the event that Consultant is unable to provide the Services throughout the Term for any reason or as a result of Consultant being dissolved, liquidated or subject to any bankruptcy procedures, the Company will have the right to repurchase from Consultant at a price per share equal to $17.00, a certain portion of shares of the Company common stock it purchased by exercising the warrant. The number of shares that the Company will be able to purchase in the event of a termination by the Company will be an amount equal to 200,000 multiplied by the percentage of time remaining under the Agreement as of the date of termination. For example, if the Agreement is terminated after twelve (12) months, the Company will have the right to repurchase from Consultant up to 80% (12 months/60 months = 80%) of the shares purchased by the Consultant by exercising the warrant.

3.2	Aside from that compensation specifically described in this Section 3, no other compensation of any kind shall be due or payable to Consultant by the Client for any Services rendered hereunder.

4.	CONFIDENTIALITY; INSIDER TRADING:

Client and Consultant are parties to a certain Mutual Confidentiality Agreement dated March 21st 2023, attached hereto as Exhibit “B” (the “Confidentiality Agreement”). The terms and provisions of such Confidentiality Agreement are hereby incorporated by reference as if fully set forth herein. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Consultant will not publish, disclose to third parties, utilize for the Consultant’s own benefit, or otherwise make use of any of the Client’s (or Client’s customers) trade secrets or other confidential information concerning the Client or its customers, except with the prior written consent of the Client (and/or Client’s customer, as applicable). For purposes of this Agreement, “Confidential Information” shall have the meaning prescribed in the Confidentiality Agreement and shall include, without limitation, any financial or accounting information regarding the business of the Client that has not been publicly reported or released, including information regarding revenues, anticipated revenues, expenses and costs, profit margins and cash flow, information regarding the Client’s customers, the Client’s business plans and strategies, forecasts and projections, pricing information, customer proposals and contracts, employee information and any other information developed, in the possession of or owned by the Client that the Client does not disclose publicly.

Consultant acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information concerning Client from purchasing or selling securities of Client or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant agrees that it will not not violate any provisions of this paragraph or the United States securities laws or the analogous laws of any state or foreign government.

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5.	INTELLECTUAL PROPERTY AND WORK PRODUCT:

5.1	All work performed by the Consultant for the Client under this Agreement is in the nature of “work for hire”. Consultant expressly agrees that all data, electronic or paper documents, models, programs, methods, inventions, innovations, reports or other work product of any kind and all works based upon, derived from, or incorporating the foregoing which have been, or will be, prepared by the Consultant within the scope of the consulting services provided hereunder, including any contribution (whether individual or collaborative) to such materials created by the Consultant in the course of providing the Services (collectively “Innovations”) shall be deemed “works for hire” and shall be the sole and exclusive property of the Client. “Innovations” shall also include any work product incorporating, utilizing or based-upon any of the Client’s confidential information. The Consultant hereby irrevocably assigns and/or agrees to irrevocably assign to the Client, its successors and assigns, any and all of its right, title and interest in and to any and all Innovations and to any copyright, trademark, patent applications or Letters Patent thereon developed for and during the performance of the Services for the Client. The Consultant agrees to execute whatever documents may be reasonably necessary at the Client’s request, and without further compensation, in order to assign the rights in any such Innovations to the Client. Notwithstanding the foregoing and those confidentiality requirements set forth above, nothing in this clause shall affect the Consultant’s rights to any data, electronic or paper documents, models, programs, methods, inventions, innovations, reports or other work product, independently developed by the Consultant while not engaged in or for the performance of the Services, whether during, before or after the term of this agreement.

5.2	The Consultant agrees to promptly turn over to the Client, immediately upon the expiration or termination of this Agreement, all notes, reports, data and other work product containing Confidential Information of the Client or the Client’s customers and/or produced in connection with any work performed under this Agreement (and all copies thereof), whether in paper or electronic form that the Consultant has in its possession upon the written request of the Client. Following termination or expiration of this Agreement, Consultant shall neither make nor retain any copies (whether in paper, electronic or other format) of any property or work product belonging to the Client or containing Confidential Information relating to the Client or Client’s customers. Each Party’s property and contacts before the signing of this Agreement shall remain their property and contacts after the expiration or termination of this Agreement. Any property and/or contacts jointly developed during the course of this Agreement shall be the sole and exclusive property of the Client.

6.	NON-SOLICITATION, NON-DEFAMATION:

Consultant agrees that while this Agreement is in effect and for a period of two years thereafter, Consultant will not for itself or any third party, directly or indirectly divert or attempt to divert from the Client (or any affiliate of it that might be formed) any business of any kind in which the Client is engaged including, without limitation, the solicitation of or interference with any of Client’s customers, clients, vendors, contractors or employees to terminate its business relationship with Client. During the term of this Agreement and for one (1) year thereafter, Consultant will not encourage or solicit any employee, independent contractor or contractor of the Client (or any of its affiliates) to leave Client for any reason. The Parties agree that they will not make or disseminate any defamatory comments or communications about the other Party.

7.	TERMINATION:

7.1	Client may terminate this Agreement at any time in the event of a breach of this Agreement by Consultant by providing at least ten (10) calendar day’s written notice to Consultant.

7.2	In the event of termination, neither Party shall be discharged for any antecedent obligations or liabilities to the other Party under this Agreement, unless otherwise agreed in writing. On and after termination or expiration of this Agreement, whether pursuant to the provisions of this Section 7, Section 1.1 or otherwise, Consultant shall immediately cease performance of all Services and inform Client of any and all contacts and/or other relevant data, information or processes that Consultant was pursuing at the time of termination or expiration.

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8.	GENERAL PROVISIONS:

8.1	This Agreement shall be governed by the laws of the State of California without regard to conflicts of laws principles. Each party irrevocably consents to the personal jurisdiction of federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement. No provision in this Agreement is to be interpreted against such party because that party drafted such provision. In the event of any action or proceeding arising out of the subject matter hereof, the prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

8.2	If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (b) the legality, validity enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

8.3	The parties acknowledge and agree that the performance of the Services hereunder by the Consultant constitutes personal services that may not be assigned or delegated to a third party without the written consent of the Client. The Consultant shall not subcontract or assign the performance of any portion of the Services without the Client’s prior written consent. Any purported subcontract or agreement not approved by the Client shall be void. The Consultant hereby agrees that the Client may assign this Agreement to its designated representatives or affiliates.

8.4	Waiver by the Parties of any default hereunder shall not be deemed a waiver of any other default. No provision of this Agreement shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification is in writing and signed by the authorized representative of each party.

8.5	The Parties acknowledge that because of the unique nature of any Innovations and the confidential information that may be revealed during the performance of the Services under this Agreement, the Client would suffer irreparable harm if the Consultant failed to comply with any of its obligations under Sections 5 through 7 of this Agreement, and monetary damages would be inadequate to fully compensate the harmed Party. The Parties shall, in addition to any other remedies available at law or in equity, be entitled to injunctive relief to enforce the terms of Sections 5 through 7 of this Agreement.

8.6	This Agreement, together with all Exhibits and other documents attached hereto, constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior or contemporaneous oral or written agreements concerning the subject matter hereof.

8.7	All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or email, addressed as set forth below each Party’s signature or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by email, with accurate confirmation generated by the transmitting email account, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) if given by email, upon receipt by the sending party of an email from the receiving party confirming receipt

8.8	This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by electronic transmission.

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NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO INDUCE EITHER PARY TO SIGN THIS AGREEMENT. THE PARTIES SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

IN WITNESS WHEREOF the parties hereto execute the Agreement on the date and year written below.

“CONSULTANT”	“CLIENT”

58 Concourse	Beam Global
58 Concourse E	5660 Eastgate Dr.
Brightwaters, NY 11718	San Diego, CA 92121
631 786 0260	858 799 4583

By: /s/ Clifford Weinstein Date: 3/22/23	By: /s/ Desmond Wheatley 3-22-23
Print Name: Clifford Weinstein	Desmond Wheatley
Title: Consultant	President and CEO

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EXHIBIT B—CONFIDENTIALITY AGREEMENT

Effective as of March 23, 2023, (“Effective Date”), this Mutual Confidentiality & Non-Disclosure Agreement (“Confidentiality Agreement”) is made and entered into by and between BEAM GLOBAL, 5660 Eastgate Dr, San Diego, CA 92121 (hereinafter the “Client”) and 58 Concourse Partners LLC of 58 Concourse East, Brightwaters, NY, 11718 with its primary office located at the same location (hereinafter the “Consultant”), individually known as a “Party” and collectively known as the “Parties”.

WHEREAS, Client and Consultant are the owners of Confidential Information (as defined below) pertaining to research, development, processes, products, materials, inventions, technology and/or business plans, which they each consider to be information of value; and,

WHEREAS, Client and Consultant intend to disclose to each other certain of such Confidential Information as they deem necessary in order to evaluate a potential business collaboration(s) of mutual interest.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, Client and the Consultant agree as follows:

1.	"Confidential Information: As used in this Agreement, "Confidential Information" means all information disclosed in writing by one party or the other under this Agreement that the disclosing party identifies as confidential at the time of its disclosure.".

2.	Each Party, as recipient (the “Receiving Party”) of Confidential Information from the other Party (the “Disclosing Party”), shall use such Confidential Information for the sole purpose of discussions between the Parties under and in accordance with this agreement.

3.	Neither Party shall disclose to any third party any Confidential Information received from the Disclosing Party hereunder, except under the provisions of paragraph 5 of this Agreement.

4.	The Receiving Party shall only disseminate Confidential Information to those employees with a special need to know such Confidential Information. The Receiving Party hereby warrants that such employees shall be informed of the proprietary nature of the Confidential Information received and shall be bound by this Agreement in the same manner that each Party is bound or by a similar agreement no less restrictive than this Agreement.

5.	The Receiving Party’s duties and obligations to protect Confidential Information disclosed under this Agreement shall survive the termination or expiration of this Agreement for a period of two (2) years; provided, however, that the Receiving Party shall have no obligations to the Disclosing Party with respect to the use, or disclosure to others not party to this Agreement, of such information which:

(a)	prior to disclosure was known to or in the possession of the Receiving Party as evidenced by its competent written records;

(b)	is or becomes publicly known during the term of this Agreement, other than through a breach of the Receiving Party's obligations hereunder or a disclosure by a direct or indirect transferee of the Receiving Party that is not authorized by the Disclosing Party under clause (f) of this paragraph 5;

(c)	is rightfully received from a third party, which such third party is free to disclose to others without breach of any obligation of non-disclosure;

(d)	is developed by the Receiving Party independently of any disclosures made under this Agreement, as evidenced by its competent written records;

(e)	is required by applicable law, regulation or bona fide legal process to be disclosed, provided, however, that the Party required to make the disclosure takes all reasonable steps to restrict and maintain the confidentiality of such disclosure; or

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(f)	is authorized to be released by way of an express written authorization by the Disclosing Party. Specific items of Confidential Information shall not fall within any of the foregoing exceptions merely because they are embraced by more general information falling within any exception. Further, any combination of Confidential Information shall not fall within any of the foregoing exceptions merely because specific items fall within any exception, but only if the combination itself and its principle of operation falls within any of the foregoing exceptions.

(g)	The information may be disclosed by the Consultant in the course of any examination of the Consultant and its books and records, The Consultant ’s parent and the Consultant ’s parent's books and records, by any bank or security regulatory authority, by any taxing authority, or any federal or state regulatory agencies having jurisdiction as to the Public Markets Consultant or its parent.

6.	Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Confidential Information of the Disclosing Party’s by the Receiving Party shall remain the property of the Disclosing Party unless otherwise authorized in writing by the Disclosing Party. Any and all reproductions of Beam Global’s drawings and designs, for whatever purpose, shall bear the logo of Beam Global on each reproduced sheet, or in the Title Block of each reproduced sheet, at the minimum size of 3 inch by 3 inch, including the Beam Global logo and all Beam Global contact information.

7.	The Receiving Party agrees, upon request, to promptly return all tangible items relating to Confidential Information of the Disclosing Party, including but not limited to, all materials, written materials, drawings, data and records provided or otherwise made available by the Disclosing Party, and all copies thereof; provided, however, each Party may retain one copy for purposes of compliance with the obligations pursuant to this Agreement.

8.	Nothing in this Agreement shall be construed as granting any license or right under any patent or other intellectual property rights or representing any commitment by either Party to enter into any additional agreement, by implication or otherwise, or creating any partnership, joint venture or agency relationship.

9.	The Receiving Party agrees that improvements to or further developments of the Disclosing Party’s intellectual property, informed or enabled by that disclosure, or developed as a result of the disclosure in any way, is the property of the Disclosing Party and shall not be further developed, disclosed or commercialized without the Disclosing Party’s written consent.

10.	Recipient is aware, and Recipient will advise its Representatives, that United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11.	This Agreement shall constitute the entire understanding between the Parties with respect to the subject matter hereof and may be modified only in writing signed by both Parties. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.	This Agreement, and rights and obligations hereunder, shall not be assigned or transferred, directly or indirectly, in whole or in part, by either Party, without the prior written consent of both Parties, which consent may be given or withheld in each Party’s sole and absolute discretion.

13.	Each Party acknowledges that its breach of this Agreement will cause irreparable damage to the other Party and hereby agrees that the other Party shall be entitled to injunctive relief under this Agreement for such breach or threatened breach as well as such further relief as may be granted by a court of competent jurisdiction.

14.	The disclosure of Confidential Information under this Agreement may commence as of the Effective Date, but shall terminate on the later of two (2) years after the Effective Date, or the termination or expiration of the Sales Consulting Agreement; provided, however, the termination of such disclosures under this Agreement shall not affect the rights and obligations of a Receiving Party hereunder with respect to the Confidential Information disclosed to such Receiving Party prior to such termination.

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15.	All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the beginning of this Agreement or such other address as a Party may specify in writing to the other Party.

16.	Each Party represents and warrants that it has the authority to undertake the obligations set forth in this Agreement without breaching or violating any contractual or statutory obligation owed to another.

17.	This Agreement shall be construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

To evidence their agreement to the foregoing, the Parties have, through duly authorized representatives, executed this Agreement.

“CONSULTANT”	“CLIENT”

58 Concourse	Beam Global
58 Concourse E	5660 Eastgate Dr.
Brightwaters, NY 11718	San Diego, CA 92121
631 786 0260	858 799 4583

By: /s/ Clifford Weinstein Date: 3/22/23	By: /s/ Desmond Wheatley 3-22-23
Print Name: Clifford Weinstein	Desmond Wheatley
Title: Consultant	President and CEO

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